UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           WESTERN POWER & EQUIPMENT CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    959 221-10-2
                         ------------------------------
                                 (CUSIP Number)

     David Nierenberg, The D3 Family Fund, 19605 NE 8th St., Camas, WA  98607
 ------------------------------------------------------------------------------
                      (Name, Address and Telephone Number
                        of Person Authorized to Receive
                          Notices and Communications)


                                     7/9/97
                        -------------------------------
                         (Date of Event which Requires
                           Filing of this Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                          1 of 9

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 959 221-10-2                                               Page 2 of 9



 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Haredale, Ltd.
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      The Bahamas
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              15,500 common shares (0.44%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              15,500
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 333,500 shares (9.4%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 959 221-10-2                                               Page 3 of 9

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sharptown Limited
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Channel Islands, British Isles
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              2,500 common shares (0.07%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              2,500
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 333,500 shares (9.4%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 959 221-10-2                                               Page 4 of 9

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James Henry Hildebrandt
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              5,000 common shares (0.14%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              5,000
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 333,500 shares (9.4%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 959 221-10-2                                               Page 5 of 9

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Toxford Corporation
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Channel Islands, British Isles
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              2,500 common shares (0.07%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              2,500
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 333,500 shares (9.4%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

Item 1.  Security and Issuer

         Common stock of Western Power & Equipment Corporation (WPEC), 4601 N.E. 77th Avenue, Suite 200, Vancouver, Washington 98662.


Item 2.  Identity and Background

         (a)  Haredale Ltd., a Bahamian corporation.

         (b)  P.O. Box N-4465, Nassau, New Providence, The Bahamas.

         (c)  Haredale is in the investment business at the address above.

         (d)  None

         (e)  None

         (f)  The Bahamas.

Item 3.  Source and Amount of Funds or Other Consideration

         Haredale owns, and Mr. Nierenberg has sole voting and dispositive power over, its 15,000 shares.

Item 4.  Purpose of Transaction

         The purposes of purchasing the shares was for investment. None of the other actions described in Items 4(a)-(j) are currently con-templated.

Item 5.  Interest in Securities of the Issuer

         (a,b) Haredale owns, and Mr. Nierenberg has sole voting and dispositive power over, its 15,000 shares.

         (c)    None

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Haredale pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 July 17, 1997                              DAVID NIERENBERG
---------------                             ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Haredale, Ltd.

Item 1.  Security and Issuer

         Common stock of Western Power & Equipment Corporation (WPEC), 4601 N.E. 77th Avenue, Suite 200, Vancouver, Washington 98662.

Item 2.  Identity and Background

         (a)  Sharptown Limited, a Channel Islands corporation.

         (b) P.O. Box 404, Pirouet House, Union St., St. Helier, Jersey JE4 9WG, Channel Islands, British Isles.

         (c) Sharptown Limited is in the investment business at the address above.

         (d)  None

         (e)  None

         (f)  Channel Islands, British Isles.

Item 3.  Source and Amount of Funds or Other Consideration

         Sharptown Limited owns, and Mr. Nierenberg has sole voting and dispositive power over, its 2,500 shares.

Item 4.  Purpose of Transaction

         The purposes of purchasing the shares was for investment. None of the other actions described in Items 4(a)-(j) are currently con-templated.

Item 5.  Interest in Securities of the Issuer

         (a,b) Sharptown Limited owns, and Mr. Nierenberg has sole voting and dispositive power over, its 2,500 shares.

         (c)    None

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Sharptown Limited pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 July 17, 1997                              DAVID NIERENBERG
---------------                             ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Sharptown Limited

Item 1.  Security and Issuer

         Common stock of Western Power & Equipment Corporation (WPEC), 4601 N.E. 77th Avenue, Suite 200, Vancouver, Washington 98662.

Item 2.  Identity and Background

         (a) James Henry Hildebrandt, an individual who is a citizen of Canada, resident in Hong Kong.

         (b) c/o Bain & Company, Tenth Floor, One Pacific Place, 88 Queensway, Hong Kong.

         (c)  Mr. Hildebrandt is in the management consulting business.

         (d)  None

         (e)  None

         (f)  Canada

Item 3.  Source and Amount of Funds or Other Consideration

         Mr. Hildebrandt owns, and Mr. Nierenberg has sole voting and dispositive power over, his 5,000 shares.

Item 4.  Purpose of Transaction

         The purposes of purchasing the shares was for investment. None of the other actions described in Items 4(a)-(j) are currently con-templated.

Item 5.  Interest in Securities of the Issuer

         (a,b) Mr. Hildebrandt owns, and Mr. Nierenberg has sole voting and dispositive power over, his 5,000 shares.

         (c)    None

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Mr. Hildebrandt pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 July 17, 1997                              DAVID NIERENBERG
---------------                             ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              John Henry Hildebrandt

Item 1.  Security and Issuer

         Common stock of Western Power & Equipment Corporation (WPEC), 4601 N.E. 77th Avenue, Suite 200, Vancouver, Washington 98662.

Item 2.  Identity and Background

         (a)  Toxford Corporation, a Channel Islands corporation.

         (b) P.O. Box 3048, St. Andrews House, Le Bordage, St. Peter Port, Guernsey, Channel Islands, British Isles.

         (c) Toxford Corporation is in the investment business at the address above.

         (d)  None

         (e)  None

         (f)  Channel Islands, British Isles.

Item 3.  Source and Amount of Funds or Other Consideration

         Toxford Corporation owns, and Mr. Nierenberg has sole voting and dispositive power over, its 2,500 shares.

Item 4.  Purpose of Transaction

         The purposes of purchasing the shares was for investment. None of the other actions described in Items 4(a)-(j) are currently con-templated.

Item 5.  Interest in Securities of the Issuer

         (a,b) Toxford Corporation owns, and Mr. Nierenberg has sole voting and dispositive power over, its 2,500 shares.

         (c)    None

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Toxford Corporation pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 July 17, 1997                              DAVID NIERENBERG
---------------                             ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Toxford Corporation